EXHIBIT 21.1

                    Subsidiaries of Natural Gas Systems, Inc.

Subsidiary                          State of          Name under which entity
                                 incorporation             does business
                                 organization

Natural Gas Systems, Inc.         Delaware            Natural Gas Systems
NGS Sub Corp.                     Delaware            Natural Gas Systems
ARKLA Petroleum LLC               Louisiana           Arkla Petroleum LLC and
                                                      Natural Gas Systems
Four Star Development Corporation Louisiana           Four Star Development
                                                      Corporation and Natural
                                                      Gas Systems